Exhibit 99.1

Conference Call:	Today, Thursday, August 14, 2003 at 4:30 P.M. E.D.T.
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212/346-6410 and 415/537-1934

Wave Systems Reports Q2/First Half Results
and Highlights Increased Market Momentum

Lee, MA (August 14, 2003) – Wave Systems Corp. (NASDAQ: WAVX; www.wave.com), a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms, today reported results for its second quarter and six month periods ended June 30, 2003 and reviewed significant recent corporate developments.

Wave Systems reported net revenue principally related to services and license contracts of $34,000 for the second quarter ended June 30, 2003 compared to year-ago second quarter revenue of $78,000.  Wave reported a net loss to common stockholders for the quarter of $6,274,000, or $0.12 per basic share, compared to a year-ago net loss to common stockholders of $9,687,000, or $0.19 per basic share.  The weighted average number of basic shares outstanding in the second quarter of 2003 and 2002 was 52,096,000 and 50,391,000, respectively.

Wave reported net revenue principally related to services and license contracts of $50,000 for the first six months of 2003 compared to revenue of $323,000 in the comparable year-ago period.  Wave reported a net loss to common stockholders for the first six months of $12,668,000, or $0.24 per basic share, compared to a year-ago net loss to common stockholders of $20,932,000, or $0.42 per basic share.  The weighted average number of basic shares outstanding in the first half of 2003 and 2002 was 52,096,000 and 50,387,000, respectively.

As of June 30, 2003, Wave had working capital of approximately $4.0 million (including a note receivable from a former officer totaling approximately $1.0 million).  The Company has subsequently received approximately $2.6 million in proceeds from the exercise of employee stock options and the note receivable, including all accrued interest, has been paid in full.  Reflecting these cash in-flows, Wave expects its current working capital position to be sufficient to fund its operating, sales and marketing and development activities into the first quarter of 2004.

Steven Sprague, Wave’s president and CEO, said, “After years of hard work in developing trusted computing solutions, Wave is gratified that industry leaders are now actively embracing this issue, particularly with the formation of the Trusted Computing Group.  With announced partnerships with some of the industry’s most important participants and an improved financial position, Wave feels it now has established the momentum to play a key role as this very large potential market develops.”

Recent Wave Systems developments (for more details, please visit www.wave.com):

•                  Intel: In late July, Wave reached an agreement with Intel that will help enable both companies to accelerate the development and deployment of trusted applications and services for safer computing on personal computer platforms.  The agreement will enable Intel to bundle Wave’s software and services with a future Intel desktop motherboard, targeted for trusted computing platforms for enterprises.  Intel said that

Wave helps fill a critical requirement for trusted computing services and that EMBASSY® Trust Suite software will provide good value for customers looking for trusted computing applications.

•                  IBM:  In early August, Wave announced that the Document Manager Vault and SmartSignature security software applications in its EMBASSY® Trust Suite client software family interoperate with IBM’s Embedded Security Subsystem, a hardware and software-based security solution already deployed on millions of IBM PCs and available on select ThinkPad notebooks and ThinkCentre desktops for business users.  The compatibility of Wave’s security software applications with IBM’s hardware and software security solution is a result of Wave’s successful participation in IBM’s Independent Software Vendor (ISV) program.

•                  Funding: In April, Wave completed a private placement of $5.5 million of Series H Convertible Preferred Stock and warrants.  The Series H Convertible Preferred Stock is convertible into 7.2 million shares of Wave Systems’ Class A Common Stock at an initial fixed conversion price of $0.76 per share.  As part of the transaction, Wave Systems issued to the investors warrants to purchase an aggregate of 3.6 million shares of Class A Common Stock, which have an initial exercise price of $1.13 per share.  If exercised in full, these Warrants would generate approximately $4 million in gross proceeds to the Company.

Wave announced in early August that it had received approximately $3.6 million in proceeds from recent employee and ex-employee option exercises and the repayment of a former officer’s loan.

•                  Cubic Defense Applications: In late July, the defense segment of Cubic Corporation forged a strategic partnership to integrate Wave’s EMBASSY® technologies into a line of versatile smart card readers.  The readers will be offered in form factors such as standalone Universal Serial Bus (USB) devices, trusted computer keyboards, and proximity door access devices, and will satisfy the new requirements of several U.S. government agencies, including the Department of Homeland Security and General Services Administration (GSA).  They will be offered to these agencies and the intelligence community as part of a new trusted infrastructure concept addressing multilevel security solutions.

•                  Trusted Computing Group (TCG): In April, Wave announced it had been invited to join the TCG, a new industry group dedicated to embedding trust and security more broadly into computing platforms and devices.  The TCG works to create open standards that can be adopted for use in products and solutions across the spectrum of computing.  AMD, HP, IBM, Intel and Microsoft were the initial promoters of the TCG, with contributing members including Wave, Atmel, Infineon, National Semiconductor, Nokia, Philips, Phoenix Technologies and Sony joining the group to develop, define, and promote hardware-enabled trusted computing and security technologies.

Recent Wavexpress Developments

•                  TVTonic Direct: In May, Wavexpress announced the commercial availability of TVTonic Direct, a video-caching technology that is designed to deliver DVD-quality video to the PC.  It avoids bandwidth constraints by saving video files locally on the PC hard drive.  Unlike streaming, the video starts immediately and can be displayed in full-screen, DVD-quality.  Each video is set to expire automatically, making room for new content as it arrives.  TVTonic Direct customers pay a per-subscriber license fee, as well as fees for various related software tools and services.

•                  GolfSpan.com: In May, Wavexpress announced that GolfSpan.com, the number one provider of online golf instruction, had licensed TVTonic Direct and incorporated it into its website.  GolfSpan uses TVTonic Direct to power “Swing,” a service that delivers video tutorials featuring GolfSpan’s elite team of professional instructors.

•                  Howard Dean: In May, Wavexpress announced that Democratic presidential candidate Howard Dean had licensed TVTonic Direct and launched “ Dean TV,” which offers his supporters dedicated video coverage of the former Vermont governor’s campaign.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is the leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, the success of partners in their deployment of Wave’s technology, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

Wave Systems Corp. and Subsidiaries

(a development stage corporation)
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues	$34	$78	$50	$323
Cost of Sales	5	39	9	147

Gross Margin	29	39	41	176

Operating Expenses:
Selling, general and administrative	2,859	4,712	6,703	10,127
Research and development	1,594	3,232	4,229	6,273
Restructuring costs and other special charges	—	—	—	726
Write-off of intangibles	—	—	—	905
	4,453	7,944	10,932	18,031

Net Interest income	33	126	56	308
Recovery of note receivable from former officer	1,000	—	1,000	—
Loss on other than temporary decline of marketable equity securities	—	(1,908)	—	(3,385)
Other income (expense)	(3)	—	47	—
	1,030	(1,782)	1,103	(3,077)

Net loss	(3,394)	(9,687)	(9,788)	(20,932)

Accrued dividends on preferred stock (including accretion of discount of $2,800)	2,880	—	2,880	—

Net loss to common stockholders	(6,274)	(9,687)	(12,668)	(20,932)

Net loss per share - basic	$(0.12)	$(0.19)	$(0.24)	$(0.42)

Weighted average shares outstanding - basic	52,096	50,391	52,096	50,387

Wave Systems Corp. and Subsidiaries

(a development stage corporation)
Consolidated Balance Sheets
(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,331	$10,221
Cash collected on behalf of charities	—	236
Notes receivable from officers/former officers	1,023	278
Inventories	1,113	1,113
Prepaid expenses and other receivables	158	574
Total current assets	6,625	12,422

Property and equipment, net	2,368	2,543
Marketable equity securities	4,546	2,881
Other assets	308	363

Total Assets	13,846	18,209

Liabilities and Stockholders’ equity

Current liabilities:
Accounts payable and accrued expenses	2,474	3,404
Accrued dividends	91	—
Due to charities	—	263
Deferred revenue	83	—
Total current liabilities	2,648	3,667

Redeemable Convertible Preferred Stock	2,788	—

Total stockholders’ equity	8,410	14,542

Total liabilities and stockholders’ equity	$13,846	$18,209

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Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land

Wave Systems Corp.

Jaffoni & Collins

info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500